Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO	NASDAQ:GFED
	Guaranty Bank	www.gbankmo.com
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES 2009 FINANCIAL RESULTS

SPRINGFIELD, MO – (January 22, 2010) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its year ended December 31, 2009.

The Company announces that earnings for the fourth quarter ended December 31, 2009 were ($691,000) compared to earnings of ($3,780,000) for the same period in the prior year.  After preferred stock dividends, diluted earnings per common share for the quarter was ($.37), a decrease from the $.11 per diluted common share earned during the third quarter ended September 30, 2009, but an increase from the ($1.45) per diluted common share for the fourth quarter ended December 31, 2008.  Earnings for the year ended December 31, 2009 were ($1.29) per diluted common share, an increase from the ($2.06) per diluted common share the Company experienced in the prior year.

There were several key issues that contributed to the fourth quarter performance as compared to the prior year quarter:
•
The decline in the Company’s net interest margin (over the prior year) continues to impact earnings due to a few significant factors.  The Company has experienced an increase in non-performing assets since the fourth quarter of the prior year end that has increased the amount of assets that are non-income generating.  Also, the Company executed a very successful deposit generating campaign to significantly increase liquidity during this turbulent economic and regulatory environment. This success in deposit growth has increased the Bank’s cost of funds in the near term.

•
The Company recorded a provision for loan losses of $1.9 million during the quarter (compared to $6.6 million for the prior year quarter) to compensate for increased reserves deemed necessary on a few specific credits.  The allowance for loan losses as of December 31, 2009 was 2.61% of gross loans outstanding (excluding mortgage loans held for sale).

•
The Company recognized $329,000 in gains on sales of fixed rate loans during the quarter (compared to $179,000 for the prior year quarter).  It also recognized $33,000 in gains on sales of securities from its investment portfolio compared to a loss of $466,000 recognized on impairment of investment securities during the prior year quarter.  The Company recognized losses of $457,000 on sales and write-downs of its foreclosed assets held for sale during the quarter as compared to losses recognized of $663,000 during the prior year quarter.

•
Non-interest expenses have increased during the quarter as compared to the prior year quarter.  Salaries and employee benefits have increased primarily due to the hiring of a few key associates during 2009 in the areas of lending and credit administration.  Also, the Company has been affected by the increase in the Federal Deposit Insurance Corporation insurance premiums on all insured institutions.  For the quarter, these assessment premiums increased $68,000, or 38%, over the prior year quarter.  For fiscal year 2009, these assessment premiums increased $1.1 million, or 295%, over fiscal year 2008.

“Similar to recent quarters, our provision for loan losses during the fourth quarter reflects continued material levels of non-performing loans and net charge-offs,” said Shaun A. Burke, President and CEO.  “In addition to the weakness in the residential construction market, property values exhibited further declines, particularly for land and developed building lots, resulting in additional charge-offs and impairment reserves.  However, while there is still much work to be accomplished, we are encouraged by the further reduction in our exposure to residential construction loans and the significant slowdown in the surfacing of new problem assets.”

“Retail deposit growth was a positive factor again in the fourth quarter as we continue to build our core liquidity and reduce our dependence on wholesale funding, thus strengthening our commercial banking function.  For the banking industry in general, the economic indicators signal that the next few quarters will still remain challenging due to the weak economy and high levels of unemployment. Despite the disappointing performance in 2009 and the near-term uncertainty about the path of the economy, our capital remains above the well-capitalized regulatory standards, our liquidity is solid, and our team is committed to the successful resolution and reduction of non-performing assets and improved earnings,” stated Burke.

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended		Year ended
Operating Data:	31-Dec-09	31-Dec-08	31-Dec-09	31-Dec-08
	(Dollar amounts are in thousands, except per share data)

Total interest income	$8,512	$8,939	$33,873	$36,363
Total interest expense	4,928	4,764	20,526	19,524
Provision for loan losses	1,950	6,565	6,900	14,744
Net interest income (loss) after provision for loan losses	1,634	(2,390)	6,447	2,095
Noninterest income (loss)	626	(235)	4,288	2,316
Noninterest expense	3,538	3,278	14,710	12,760

Loss before income tax	(1,278)	(5,903)	(3,975)	(8,349)
Credit for income tax	(587)	(2,123)	(1,634)	(2,989)

Net loss	$(691)	$(3,780)	$(2,341)	$(5,360)
Preferred stock dividends and discount accretion	281	-	1,032	-
Net loss available to common shareholders	$(972)	$(3,780)	$(3,373)	$(5,360)

Net loss per common share-basic	$(0.37)	$(1.45)	$(1.29)	$(2.06)
Net loss per common share-diluted	$(0.37)	$(1.45)	$(1.29)	$(2.06)

Annualized return on average assets	(.37%)	(2.24%)	(.32%)	(.83%)
Annualized return on average equity	(5.15%)	(36.11%)	(4.48%)	(13.02%)
Net interest margin	2.01%	2.73%	1.86%	2.71%

		As of	As of
Financial Condition Data:		31-Dec-09	31-Dec-08

Cash and cash equivalents		$33,017	$15,097
Investments and interest bearing deposits		119,693	66,062
Loans, net of allowance for loan losses 12/31/2009 - $14,076; 12/31/2008 - $16,728		528,503	558,327
Other assets		56,567	36,184
Total assets		$737,780	$675,670

Deposits		$513,051	$447,079
FHLB advances		116,050	132,436
Subordinated debentures		15,465	15,465
Securities sold under agreements to repurchase		39,750	39,750
Other liabilities		2,053	3,627
Total liabilities		686,369	638,357
Stockholder's equity		51,411	37,313
Total liabilities and stockholder equity		$737,780	$675,670

Equity to assets ratio		6.97%	5.52%
Book value per share		$13.49	$14.28
Non performing assets		$41,044	$26,347